Exhibit 4.2

SECOND AMENDMENT TO
RECEIVABLES PURCHASE AGREEMENT

This SECOND AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT, dated as of November 9, 2011 (this “Amendment”) is made between World Financial Network Bank (formerly known as World Financial Network National Bank), a Delaware state chartered bank (“WFN”), as RPA Seller, and WFN Credit Company, LLC (“WFN Credit”), as Purchaser (the “Purchaser”), to the Receivables Purchase Agreement, dated as of August 1, 2001, between the RPA Seller and the Purchaser (as amended, the “Receivables Purchase Agreement”).  Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Receivables Purchase Agreement.

WHEREAS, as of August 1, 2011, WFN converted from a national banking association to a Delaware state chartered bank and changed its name from World Financial Network National Bank to World Financial Network Bank (the “Conversion”); and

WHEREAS, in connection with the Conversion, the parties hereto desire to amend the Receivables Purchase Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

SECTION 1. Amendment.  Section 4.1(a)(i) of the Receivables Purchase Agreement is hereby amended in its entirety to read as follows

(i)           Organization and Good Standing.  RPA Seller is validly existing in good standing under the laws of its jurisdiction of organization, and has full corporate power, authority and legal right to own its properties and conduct its business as presently owned and conducted, and to execute, deliver and perform its obligations under this Agreement.

SECTION 2.  Conditions to Effectiveness. This Amendment shall become effective on the date (the “Effective Date”) upon which (i) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (ii) each of the conditions precedent described in Section 9.1 of the Receivables Purchase Agreement are satisfied.

SECTION 3.  Effect of Amendment; Ratification. (a) On and after the Effective Date, this Amendment shall be a part of the Receivables Purchase Agreement and each reference in the Receivables Purchase Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Receivables Purchase Agreement shall mean and be a reference to the Receivables Purchase Agreement as amended hereby.

(b)  Except as expressly amended hereby, the Receivables Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

Second Amendment to Receivables Purchase Agreement

SECTION 4.  Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

SECTION 5.  Section Headings.   Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

SECTION 6.  Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Counterparts of this Amendment may be delivered by facsimile or electronic transmission.

[Signature Page Follows]

Second Amendment to Receivables Purchase Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WFN CREDIT COMPANY, LLC, as Purchaser

By: /s/ Daniel T. Groomes
Name:  Daniel T. Groomes
Title:  President

WORLD FINANCIAL NETWORK BANK,
as RPA Seller

By: /s/ Ronald C. Reed
Name: Ronald C. Reed
Title:  Treasurer

Second Amendment to Receivables Purchase Agreement